Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information, Contact:
February 25, 2014	David Drewitz, Investor Relations
972-814-5723

ART’S WAY MANUFACTURING ANNOUNCES

YEAR END 2013 FINANCIAL RESULTS

Conference Call Scheduled For Wednesday, February 26, 2014 at 10:00 AM CT

ARMSTRONG, IOWA, February 25, 2014 – Art’s Way Manufacturing Co., Inc. (NASDAQ: ARTW), a diversified, international manufacturer and distributor of equipment serving agricultural, research, water treatment and steel cutting needs, announces its financial results for the year ended November 30, 2013.

In conjunction with the release, the Company has scheduled a conference call for Wednesday, February 26, 2014 at 10:00 AM CT. Carrie Majeski, President, Chief Executive Officer and interim Chief Financial Officer, and J. Ward McConnell, Jr., Chairman of the Board of Directors of Art’s Way Manufacturing will be leading the call to discuss the year-end 2013 financial results and will also provide an outlook for 2014.

What: Art’s Way Manufacturing year-end 2013 Financial Results.

When: Wednesday, February 26, 2014 10:00 AM CT.

How: Live via phone by dialing (800) 624-7038. Code: Art’s Way Manufacturing. Participants to the conference call should call in at least 5 minutes prior to the start time. A replay of the call will be archived on the Company’s website for 12 months. www.artsway-mfg.com/

	For the Year Ended (Consolidated)
	November 30, 2013	November 30, 2012	Change
Net Sales	$34,227,000	$36,457,000	-6.1%
Operating Income	$1,817,000	$4,328,000	-58.0%
Net Income	$1,551,000	$2,665,000	-41.8%
EPS (Basic)	$0.38	$0.66	-42.4%
EPS (Diluted)	$0.38	$0.66	-42.4%
Weighted Average Shares Outstanding:
Basic	4,039,530	4,032,643
Diluted	4,049,791	4,049,516

Net Sales: Total net sales decreased 6.1%, from $36,457,000 in fiscal year 2012 to $34,227,000 in fiscal year 2013. As anticipated, this contraction in sales comes primarily from the Modular Buildings segment and is attributable to the completion of an approximately $7 million fabrication and delivery contract executed in January 2012 and an approximately $1.7 million installation contract executed in April 2012. The Modular Buildings segment was hired to design, fabricate, and install twenty-four modular units over the course of approximately one year for one of the world’s leading research and teaching institutions. Most of the revenue for the contract was recognized during 2012.

Income: Total operating income decreased from $4,328,000 in fiscal year 2012 to $1,817,000 in fiscal year 2013, while net income for the fiscal year ended November 30, 2013 decreased from $2,665,000 to $1,551,000, a decrease of 41.8%. This decrease is primarily a result of the decrease in net sales and operating income in the Modular Buildings segment.

Earnings per Share: Earnings per basic and diluted share for the fiscal year ended November 30, 2013 were $0.38, a decrease of $0.28 from the fiscal year 2012 earnings per basic and diluted share.

Chairman of the Art’s Way Board of Directors, J. Ward McConnell Jr., reports, “Our future remains bright despite a downturn in net sales last year. First and third quarter financials were not as robust as we would like due to the completion of a large Modular Buildings contract and labor inefficiencies at Manufacturing which are currently being addressed. Our businesses are poised for growth and profit improvement in 2014.”

“The Scientific team is taking an aggressive approach to sales and marketing. The recently announced acquisitions of Agro Trend and Ohio Metal Working Products Company are expected to bring additional product offerings and expansion into new markets. Targeted agricultural niche products present significant opportunities for revenue this year.”

“To realize the full potential of these and other opportunities, we are sharply focused on driving growth through accretive acquisitions, innovative product development, advancement into new business sectors, and effective labor and cost management. We remain confident our customer-focused, diversified business model will help us efficiently manage through cyclical periods of slower growth. We are optimistic that with the global expansion of our brands into Canada, combined with the sound execution of our business strategies will continue to drive long term growth and shareholder value.”

About Art’s Way Manufacturing, Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, round hay balers, plows, hay and forage equipment, manure spreaders, reels for combines and swathers, and top and bottom drive augers, as well as pressurized tanks and vessels, modular animal confinement buildings and laboratories and specialty tools and inserts. After-market service parts are also an important part of the Company's business. The Company has four reporting segments: agricultural products; pressurized tanks and vessels; modular buildings; and tools.

For more information, including an archived version of the conference call, contact: David Drewitz, Investor Relations

972-814-5723

david@creativeoptionscommunications.com

www.creativeoptionsmarketing.com

Or visit the Company's website at www.artsway-mfg.com/

Cautionary Statements

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including: (i) our expectations regarding the benefits of our recent acquisitions; (ii) our expectations regarding the strength of the agricultural sector; (iii) our intended marketing efforts at Scientific; (iv) our expectations regarding future results, product offerings and markets; and (v) the benefits of our growth strategy and business model, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: quarterly fluctuations in results; customer demand for our products; domestic and international economic conditions; factors affecting the strength of the agricultural sector; the cost of raw materials; the management of growth; the availability of investment opportunities; unexpected changes to performance by our operating segments; obstacles related to integrating our acquisitions of Agro Trend and Ohio Metal Working Products Company; and other factors detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements. We do not intend to update forward-looking statements other than as required by law.

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